Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
JAVELIN PHARMACEUTICALS, INC.
AT
$2.20 NET PER SHARE
BY
DISCUS ACQUISITION CORPORATION
a wholly-owned subsidiary
OF
HOSPIRA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 18, 2010 (THE END OF THE DAY ON MAY 18, 2010), UNLESS THE OFFER IS EXTENDED.

April 21, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Discus Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Hospira, Inc., a Delaware corporation (the "Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Javelin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.20 per Share, net to the seller in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated April 21, 2010 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates representing such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Time (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.     The Offer to Purchase dated April 21, 2010.

        2.     The Letter of Transmittal to tender Shares for your use and for the information of your clients. A manually signed facsimile of the Letter of Transmittal may be used to tender Shares.

        3.     The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary") on or prior to the Expiration Time of the Offer or if the procedure for book-entry transfer cannot be completed by the Expiration Time.

        4.     The letter to stockholders of the Company from Martin J. Driscoll, Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

        5.     A printed form letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7.     A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 18, 2010, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer" of the Offer to Purchase) and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer" of the Offer to Purchase). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 17, 2010, by and among the Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of the Parent and the separate corporate existence of the Purchaser will cease.

        The Company's board of directors has unanimously (i) determined that the Offer and the Merger are fair to, and in the best interest of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) declared the advisability of the Merger Agreement and resolved to recommend that the Company's stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement.

        In order to take advantage of the Offer (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) either Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary on or prior to the Expiration Time of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours, Georgeson, Inc.

        Nothing contained herein or in the enclosed documents will make you or any other person, the agent of the Parent, the Purchaser, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.